FIRST AMENDMENT AND WAIVER dated as of
                September 22, 1997, to the STOCKHOLDER AGREEMENT dated as of May 1, 1997 (the "Original Agreement"), between VALERO ENERGY CORPORATION, formerly known as Valero Refining and Marketing Company, a Delaware corporation (the "Company"), and SALOMON INC, a Delaware corporation ("Stockholder").


           WHEREAS the Company and Stockholder are parties to the Original Agreement, which provides, among other things, for certain restrictions on transfer by Stockholder of the Spin-Off Shares (capitalized terms used and not defined in this Amendment and Waiver have the meanings assigned such terms in the Original Agreement); and

           WHEREAS the Company has agreed, on the terms and subject to the conditions set forth in this Amendment and Waiver, to waive certain of such restrictions.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

           SECTION 1. Amendment and Waiver. (a) Notwithstanding
Section 3.02 of the Original Agreement, Stockholder may sell all, but not less than all, the Spin-Off Shares in a transaction or series of related transactions (a
"Permitted Transaction") that:

             (i) is consummated prior to September 30, 1997;

            (ii) results in cash proceeds to Stockholder (before selling commissions or discounts and other expenses) of not less than $33.00 per Spin-Off Share; and


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           (iii) involves a bona fide, broad public offering
      and distribution of the Spin-Off Shares.

           (b) The Company hereby waives its rights under Section
3.04 with respect to any Permitted Transaction.

           SECTION 2. Permitted Transaction Procedures. (a) Officer's Certificate. On the settlement date for a Permitted Transaction (the "Closing Date"), the Company shall furnish to Stockholder a certificate of the Company, signed by the Executive Vice President and Chief Financial Officer of the Company, in form and substance satisfactory to Stockholder.

           (b) Opinion. On the Closing Date, the Company shall furnish to Stockholder the opinion of Gregory C. King, General
Counsel of the Company, in form and substance satisfactory to Stockholder.

           (c) Indemnification.

           (i) By the Company. The Company agrees, in connection with a Permitted Transaction, to indemnify Stockholder, its officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) Stockholder or such other indemnified Person and the officers, directors, employees and agents of such control Persons or other indemnified Persons against all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses (collectively, "Losses"), as incurred, caused by, resulting from or relating to (i) any untrue or alleged untrue statement of material fact contained in the Form S-1 (including the Prospectus), the Form 10-Q or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any violation by the


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                                                                3

      Company of any Federal or state law, rule or regulation applicable to the Company and relating to any action required of, or inaction required by, the Company with respect to the Form S-1 (including the Prospectus), the Form 10-Q or any amendment thereto or supplement thereof; provided, however, that the Company's liability under this indemnity shall not exceed the amount of net proceeds received by Stockholder from the sale of Spin-Off Shares in a Permitted Transaction.

          (ii) By Stockholder. In connection with a Permitted Transaction, Stockholder shall indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or such other indemnified Person and the officers, directors, employees and agents of such control Persons or other indemnified Persons against all Losses, as incurred, caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any offering memorandum or other offering materials used in connection with a Permitted Transaction (other than any attachment thereto consisting of the Form S-1 or the Form 10-Q) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission is caused by, results from or relates to, or is alleged to be omitted from, the information in such offering memorandum or such other offering materials prepared or furnished by Stockholder; provided, however, that Stockholder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by Stockholder from the sale of Spin-Off Shares in a Permitted Transaction.


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                                                                4

         (iii) Notice.  Notice shall be in accordance with
      Section 11(g) of the Purchase Agreement.

          (iv) Defense of Actions. Defense of actions shall be in accordance with Section 11(g) of the Purchase
      Agreement.

           (v) Survival. The indemnification provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Spin-Off Shares.

          (vi) Contribution. If the indemnification provided for in this Section 2(c) is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any Losses in respect of which this Section 2(c) would otherwise apply by its terms, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and the indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, each indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses


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                                                                5

      incurred by such party, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 2(c)(i) or 2(c)(ii) was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
      Section 2(c)(vi) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this
      Section 2(c)(vi). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

           SECTION 3.  Miscellaneous.  (a) Except as
expressly set forth in this Amendment and Waiver, all the provisions of the Original Agreement shall remain in full force and effect.

           (b) This Amendment and Waiver and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as expressly contemplated herein, neither this Amendment and Waiver nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by the Company or Stockholder without the prior written consent of the other.

           (c) This Amendment and Waiver may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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           (d) THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY
THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE
PRINCIPLES OF CONFLICTS OF LAW THEREOF.


           IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Amendment and Waiver as of the date first above written.


                               VALERO ENERGY CORPORATION,


                               By:__________________________
                                   Name:
                                   Title:


                               SALOMON INC,


                               By:__________________________
                                   Name:
                                   Title: